          CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED
                   SEPARATELY WITH THE SECURITIES AND EXCHANGE
           COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
                                                                   Exhibit 10.31

g

                                                              GE ENGINE SERVICES

                                     CFM56-7
                           MAINTENANCE COST PER HOUR(SM)
                            ENGINE SERVICE AGREEMENT
                                   ("MCPH" (SM))

                                     BETWEEN

                       COMPANIA PANAMENA DE AVIACION, S.A.

                                       AND

                            GE ENGINE SERVICES, INC.

                          REFERENCE NUMBER ESI-01-0417M

                               DATED MARCH 5, 2003

             THIS PROPOSAL SHALL REMAIN VALID THROUGH MARCH 15, 2003

                         PROPRIETARY INFORMATION NOTICE

  The information contained in this document is GE Engine Services, Inc. ("GE")
   Proprietary Information and is disclosed in confidence. It is the property of GE and shall not be used, disclosed to others or reproduced without the express written consent of GE. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document shall appear in any such reproduction. U.S. export control laws may also control the information contained in this document. Unauthorized export or re-export is prohibited.

                                TABLE OF CONTENTS

ARTICLE     SUBJECT                                                              PAGE
  1         Definitions                                                            3
  2         Term                                                                   6
  3         Maintenance Cost Per Hour Program Procedures                           7
  4         Supplemental Work                                                     11
  5         Copa Obligations                                                      13
  6         Delivery, Redelivery, and Governmental Authorization                  15
  7         Parts Replacement Procedures                                          16
  8         Repair Stations and Subcontracted Services                            17
  9         Pricing                                                               17
  10        Invoices and Payment                                                  17
  11        Limitation of Liability, Indemnification, and Insurance               19
  12        Excusable Delay                                                       21
  13        Notices                                                               21
  14        Taxes and Other Charges                                               22
  15        Dispute Resolution, Arbitration                                       22
  16        Termination                                                           23
  17        Non Disclosure of Proprietary Data                                    24
  18        Warranty                                                              24
  19        General Provisions                                                    26
            Signatures                                                            27

EXHIBITS

Exhibit A          **Material Redacted**
  Schedule 1       **Material Redacted**
  Schedule 2       **Material Redacted**
  Schedule 3       **Material Redacted**
Exhibit B          **Material Redacted**
Exhibit C          **Material Redacted**
Exhibit D          **Material Redacted**
Exhibit E          **Material Redacted**

                 CFM56-7 MAINTENANCE COST PER HOUR(SM) ("MCPH" (SM))
                            ENGINE SERVICE AGREEMENT

THIS ENGINE SERVICE AGREEMENT is made as of the 1st day of January, 2003 ("Effective Date"), by and between Compania Panamena De Aviacion, S.A., a corporation organized under the law of Panama, whose principal address is Aeropuerto Int. De Tocumen, Apdo. 1572 Panama 1, Panama ("Copa") and GE Engine Services, Inc., a corporation organized under the law of the State of Delaware, whose principal address is 1 Neumann Way, Cincinnati, Ohio 45215 ("GE"), (both of which may be hereinafter collectively referred to as the "Parties").

                                    RECITALS

WHEREAS, GE maintains and operates Repair Stations for the servicing, repair, maintenance, and functional testing of aircraft engines, and engine modules, assemblies, subassemblies, controls and accessories, and parts thereof;

WHEREAS, Copa requires repair, overhaul or servicing of CFM56-7 aircraft Engines, and engine modules, assemblies, subassemblies, controls and accessories, and parts thereof on a cost per hour basis; and

WHEREAS, GE agrees to provide certain Services on Copa's equipment, as defined below, subject to the terms of this Agreement.

NOW, THEREFORE, and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

Definitions. Capitalized terms used in the recitals and elsewhere in the Agreement but not otherwise defined in this Agreement shall have the following meanings:

      "Agreement" shall mean this Engine Service Agreement, as the same may be amended or supplemented from time to time.

      "Airworthiness Directive" or "AD" shall mean a document issued by the Approved Aviation Authority having jurisdiction over the Engine, identifying an unsafe condition relating to such Engine and, as appropriate, prescribing inspections and the conditions and limitations, if any, under which the Engine may continue to operate.

      "Approved Aviation Authority" shall mean, as applicable, the Federal Aviation Administration of the United States ("FAA"), or, as identified by Copa and agreed in writing by GE, the European Joint Aviation Authority ("JAA"), Panamanian DAC or such other equivalent foreign aviation authority having jurisdiction over the performance of Services provided hereunder.

      "Base Price" shall mean the applicable MCPH Rate stated in Base Year
      (2003) Dollars.

      "Base Year" shall mean the contract year in which the Base Price is applicable and is the baseline from which adjustment for fluctuation in the economy is made.

      "Bench Stock" shall mean those expendable or consumable items routinely replaced during the inspection, repair or maintenance of Engine, whether or not such items have been damaged, and other items that are customarily replaced at each inspection or maintenance period.

      "Catastrophic Failure" shall mean an Engine shop visit caused by failure of an internal Engine part **Material Redacted**.

      "CLP" shall mean the manufacturer's current catalog or manufacturer's current list price pertaining to a new part or new item of equipment. The term "current" as used in this definition means as of the time of the applicable Service.

      "Copa's Fleet" shall mean all B737-700 and B737-800 aircraft, operated by Copa and powered by CFM56-7B Engines. The currently fleet is list on Exhibit B which exhibit shall be amended by the Parties from time to time in accordance.

      "Delivery" shall, subject to the terms of Section 3.4.7 below, mean, in respect of any item of equipment, the occurrence of the arrival of the Engine, together with all applicable records and required data (as described in Paragraph 5.1.8 below), Delivered Duty Paid ("DDP") to the Designated Repair Station pursuant to the International Chamber of Commerce "Incoterms" (2000 Edition), whereby Copa shall fulfill the obligations of seller and GE of buyer. "Deliver" shall mean the act by which Copa accomplishes Delivery.

      "Designated Repair Station" shall mean the GE affiliate Repair Station specified for each shop visit.

      "Dollars" and "$" shall mean the lawful currency of the United States of America.

      "Engine" shall mean, each bare CFM56-7B22, CFM56-7B24, and CFM56-7B26 engine assembly, identified by serial number in Exhibit B including its essential controls, accessories, and parts as described in Exhibit E. Exhibit B shall be amended by mutual agreement of the Parties from time to time as set forth herein, to reflect changes in the Copa fleet.

      "Engine Year" shall mean the year of Engine operation measured in twelve
      (12) consecutive month periods, with the first Engine year measured from the date of aircraft acceptance by Copa for installed Engines or the date of first installation of Spare Engines. For purposes of invoicing MCPH payments, the date of aircraft acceptance, or the date of the first installation for Spare Engines, will be deemed to have occurred on the first day of the month following the actual acceptance or installation if the date of the actual acceptance or installation falls on or before the 15th day of that month. The date of aircraft acceptance, or the date of first installation for Spare Engines, will be deemed to have occurred on the first of the month following the actual acceptance or installation if the date of actual acceptance or installation falls after the 15th day of that month.

      "Foreign Object Damage" or "FOD" shall mean damage to any portion of the Engine caused by impact or ingestion of an outside object such as birds, vehicles, stones, hail, or debris. FOD shall be further defined as follows:

            "Major FOD" shall mean impact damage to an Engine or Engine part caused by the a foreign object which requires the Engine to be immediately removed from service, or subsequently removed due to an out of limit condition per Copa's Aircraft Maintenance Manual as reviewed and accepted by mutual agreement between the parties.

            "Other FOD" shall mean foreign object damage to an Engine or Engine Part detected during routine maintenance which is determined to be FOD other than Major FOD.

      "Life Limited Part" or "LLP" shall mean a part with an approved limitation on use in cumulative hours or cycles, established by the OEM or the Approved Aviation Authority.

      "Line Replaceable Unit" or "LRU" shall mean one or more major accessories of the external portion of an Engine which can be changed on wing and is identified as an LRU in Exhibit E.

      "MCPH" shall mean maintenance cost per hour.

      "MCPH Program" shall mean the program consisting of the repair, maintenance, and management of the Engines provided to Copa by GE on an MCPH fixed rate basis, pursuant to the terms hereof.

      "MCPH Rate" shall have the meaning set forth in Exhibit A.

      "MCPH Shop Visit(s)" shall mean a Repair Station visit (scheduled or unscheduled) during which off-wing repair and maintenance covered under the MCPH fixed rate pricing is performed on equipment that meets the MCPH eligibility requirements of Clause 3.2.2 below.

      "Original Equipment Manufacturer" or "OEM" shall mean the original manufacturer of any item of equipment.

      "Performance Restoration" shall mean the Services performed during an Engine shop visit in which, at a minimum, the compressor, combuster and high pressure turbine are exposed and subsequently refurbished, consistent with the workscope utilized for MCPH.

      "Procedure Manual" shall mean the document, prepared by GE and approved by Copa, based upon the requirements of this Agreement which provides detailed procedures and guidance for the administration of the MCPH Program. In case of conflict between the Procedure Manual and the Agreement, the Agreement will prevail.

      "Qualifying Shop Visit" shall mean the Repair Station visit during which the initial Performance Restoration required for any Engine that does not meet the MCPH eligibility requirements, as set forth in Clause 3.1, is performed on the Engine. The Qualifying Shop Visit shall be performed at Copa's expense in accordance with the Supplemental Work pricing set forth in Exhibit A.

      "Redelivery" shall, subject to the terms of Section 3.4.7 below, mean the occurrence of the return of the Engine for Copa's acceptance Ex Works, GE's Designated Repair Station, pursuant to the International Chamber of Commerce "Incoterms" (2000 Edition), whereby Copa shall fulfill the obligations of buyer and GE of seller. "Redeliver" shall mean the act by which GE accomplishes Redelivery.

      "Removal Schedule" or "RS" shall mean the schedule for Engine removal from the aircraft for maintenance as jointly developed by GE and Copa.

      "Repair Specification" shall mean the Copa repair specification number ___________, dated ____________ as may be amended by Copa (upon written agreement by GE, such agreement not to be unreasonably withheld, conditioned or delayed) from time to time, which shall identify the minimum baseline to which Copa's equipment will be inspected, repaired, modified, reassembled and tested hereunder. Unless otherwise agreed by the Parties, such Repair Specification shall meet or exceed the recommendations of the OEM's operational specifications and applicable Engine maintenance or overhaul manuals and Copa's maintenance plan as agreed to by Copa and GE and approved by the Approved Aviation Authority.

      "Repair Station" shall mean one or more of the repair facilities owned by GE or its affiliates, now or in the future, which are certified by the Approved Aviation Authority to perform the applicable Service hereunder.

      "Repairable" shall mean capable of being made Serviceable.

      "Rotable Part" shall mean a new or used Serviceable part drawn from a common pool of parts used to support multiple customers, which replaces a like part requiring repair.

      "Scrapped Parts" shall mean those parts determined by GE (or Copa if in connection with a Supplemental Work Shop Visit) to be unserviceable and beyond economic repair for reliability, performance or economic reasons. **Material Redacted**

      "Service" or "Services" shall mean, with respect to any Engine, all or any part of those services requested by Copa which GE agrees to perform under this Agreement, as more particularly described in the Workscope for such Engine, including, without limitation, the furnishing of parts and materials, labor, facilities, tooling, painting, plating, and testing devices required in the performance of repair and maintenance in connection with the Engine. "Serviced" shall be construed accordingly.

      "Service Bulletin" or "SB" shall mean the document issued by an OEM to notify the operator of modifications, substitution of parts, special inspections, special checks, amendment of existing life limits or establishment of first time life limits, or conversion of Engine from one model to another.

      "Serviceable" means an item of equipment that meets all OEM and Approved Aviation Authority specified standards for airworthiness, and has no known defects which would render it unfit for service in accordance with the Repair Specification.

      "Serviceable Condition" shall mean, with respect to an item, a repaired, calibrated, or inspected item in an airworthy condition which can be used for the same purpose as a newly manufactured item.

      "Supplemental Work" shall mean any Service provided hereunder which is not covered under the MCPH Program. All Supplemental Work shall be at Copa's expense, in accordance with the pricing set forth in Exhibit A.

      "Straight Time" shall mean the first eight (8) hours charged per person each day, Monday through Friday (except local holidays observed by the Designated Repair Station), provided that a minimum of eight (8) hours break has occurred since the last time charged.

      "Turn Time" shall mean the number of calendar days between Delivery and Redelivery of an Engine, exclusive of public holidays observed by the Designated Repair Station.

      "Workscope" shall mean the document written and approved by GE's engineering staff and approved in writing by Copa, which approval shall not be unreasonably delayed, conditioned or denied, describing the prescribed repair or approach to repair of identified equipment to meet the requirements of the Repair Specification for the Engine.

                                ARTICLE 2 - TERM

2.1 Term of Agreement. This Agreement shall commence upon the Effective Date and, unless sooner terminated pursuant to Article 16 herein, shall remain in effect through December 31, 2014 (the "Initial Term").

2.2 Exclusive Agreement. This Agreement, insofar as it relates to the maintenance, repair or overhaul of the Engines, including, without limitation, Supplemental Work, shall be exclusive, and Copa shall not enter into any other arrangement with a third party for such services with respect to the Engines during the term hereof, except to the extent provided in Article 12 herein and subject to provisions of Article 16 hereof

2.3 Renewal Beyond Initial Term. If Copa desires to extend the term of this Agreement beyond the Initial Term, Copa shall give GE written notice of its desire to extend at least one hundred twenty (120) days prior to the expiration date of the Initial Term. Upon GE's proposal for pricing for such extended term and mutual agreement of the parties, the term of the Agreement shall be extended for a period of sixty (60) months. Should the term be extended as described herein, Copa shall have an option for an additional extension of sixty (60) month term on the same basis.

             ARTICLE 3 MAINTENANCE COST PER HOUR PROGRAM PROCEDURES

3.1 MCPH Eligibility. Commencing on the Effective Date, GE shall provide Services, as further described in this Article 3, and Copa shall pay the MCPH Rate, for all of Copa's Engines listed by Engine serial number in Exhibit B on a MCPH basis upon eligibility of each Engine as follows:

      3.1.1 Engines listed on Exhibit B as of the Effective Date shall be eligible for the MCPH Program as of the Effective Date and shall be charged at the applicable Base Price per Engine Flying Hour ("EFH") as set forth in Exhibit A.

      3.1.2 New Engines (Serviceable Engines with less than one hundred (100) operating hours since manufacture), or as otherwise agreed by the Parties, shall be eligible for MCPH coverage as of the date of aircraft or spare Engine acceptance and shall be charged the Base Price Per Engine Flying Hour ("EFH") for the applicable Engine Year as set forth in Exhibit A.

      3.1.3 After the Effective Date and with GE's written consent, Copa may add additional used CFM56-7 engines (which may be eligible or ineligible at the time of such addition) to this Agreement for the remaining term hereunder as specified in Exhibit A hereto. As a condition to GE's consent to add such an Engine, Customer shall disclose whether or not such additional Engine has had any non-OEM approved part or repair installed or performed. All non-OEM parts or repairs shall be removed by GE or Customer at Customer's expense prior to eligibility of such additional Engine. On the date of such addition, Copa shall begin paying the applicable, adjusted and escalated MCPH Rate for each such Engine based upon its Engine Year. Upon meeting the eligibility requirements, which may require completing a Qualifying Shop Visit, the added Engine shall be eligible for MCPH Shop Visits and all other MCPH Services, subject to then-current terms and conditions. Any such addition shall be documented by amending Exhibit B accordingly. All MCPH charges paid by Copa for such an Engine, to the point such Engine meets the MCPH Program's eligibility requirements, shall be credited up to the amount of the Supplemental Work invoice for the Qualifying Shop Visit.

3.2   Scope of MCPH

      3.2.1 Qualifying Shop Visits. Copa will Deliver all used Engines that are inducted into Copa's Fleet after execution of this Agreement and which are to be covered under this Agreement to GE for an initial Performance Restoration Shop Visit on a Supplemental Work basis. All non-OEM parts or repairs shall be removed by GE as Supplemental Work prior to eligibility of such additional Engine. Following such Performance Restoration Shop Visit, a used Engine will enter the MCPH Program in accordance with Paragraph 3.1.3 above.

      3.2.2 **Material Redacted**

3.3 Workscope and Repair Specification. Upon input of Engines for Service, GE shall prepare a Workscope which specifies inspections, upgrades, improvements, and repairs required to return the Engine to Serviceable Condition and provide a copy of such Workscope to Copa for approval, such approval not to be unreasonably delayed, conditioned, or denied. Should Copa fail to provide approval of the Workscope within two (2) business days of receipt, the calendar days beyond that time shall be an excusable delay. Such Workscope may include reliability and performance enhancements and Approved Aviation Authority approved repairs. GE shall repair the Engines and, as defined in Exhibit E, LRU's in accordance with the Repair Specification and Approved Aviation Authority regulations. GE may request that Copa amend the Repair Specification during the term hereof to improve reliability, enhance Engine operating characteristics, and incorporate Designated Engineering Representative approved repairs or repairs not contained in the OEM manual, subject to Copa's written approval, which approval shall not be unreasonably delayed, conditioned or denied. Any changes or amendments requested by Copa or requested or made by any regulatory agency to the Workscope or Repair Specification shall be mutually agreed by the Parties hereto and may be subject to an adjustment in the pricing described in Exhibit A. The Procedures Manual will delineate the procedures to be followed when processing Engines in the Repair Station.

3.4 MCPH Program Services Provided. Services to be provided by GE under the MCPH Program are:

      3.4.1 Provide, either at a Repair Station, a subcontractor (if an entire Engine is subcontracted, Copa's prior written approval is required), or such other location as agreed by Copa and GE, all labor, materials, and parts (new or used Serviceable, including use of GE Rotable Parts) necessary to return the Engine to a Serviceable Condition.

      3.4.2 Repair or replace LLP.

      3.4.3 Repair LRUs, as specified in Exhibit E, received with an Engine for a MCPH Shop Visit and which were installed on the Engine when it was removed from the aircraft for the shop visit, as evidenced by records provided in accordance with Paragraph 5.1.8 of this Agreement.

      3.4.4 Notwithstanding Section 3.4.1.above, comply with Airworthiness Directives ("AD"), issued by the Approved Aviation Authority, and Service Bulletins designated by the OEM as mandatory (Categories 3-6) and which are performed during an MCPH Shop Visit, **Material Redacted**.

      3.4.5 With Copa's written approval, perform repairs at a location other than that of GE or a GE affiliate, which may otherwise require a shop visit, without unduly disrupting Copa's operation.

      3.4.6 Test Engine in accordance with the Repair Specification and provide all associated labor and material, including fuel and oil, for MCPH Shop Visits, including slave test equipment.

      3.4.7 **Material Redacted**

      3.4.8 Assign a Program Manager who will be the point of contact for Copa with respect to Services specified in this Agreement and support this Agreement as set forth in Paragraphs 3.4.8.1 through 3.4.8.6 below.

            3.4.8.1 Coordinating the work to be accomplished for each MCPH Shop Visit or Qualifying Shop Visit, consistent with the Procedure Manual.

            3.4.8.2 Assist Copa with Supplemental Work requirements to be performed in accordance with Article 4 below.

            3.4.8.3     Maintain the necessary liaison between GE and Copa.

            3.4.8.4 Provide Copa's authorized personnel with immediate access to Copa's maintenance records. If immediate access would create an undue burden for GE, GE shall provide access as soon as reasonably possible.

            3.4.8.5 Develop with Copa, on a monthly basis, an RS for the Engines forecast for Delivery. The RS shall identify by serial number the Engine(s) to be Delivered during the following six (6) month period and the anticipated reason for removal of each.

            3.4.8.6 Ensure that all routine correspondence from GE to Copa relative to the administration of the Agreement, except for formal notices issued under Article 13 of this Agreement, shall be directed to the attention of the appropriate person at Copa's facility as designated by Copa.

      3.4.9 Engineering Support. GE will provide engineering support services for Engines as follows:

            3.4.9.1 Develop a plan for removal and shop input of Engines at the Designated Repair Station as outlined in the Procedure Manual.

            3.4.9.2 Maintain current files on published CFM56-7 Service Bulletins, engineering specifications, and applicable repair documents as well as their application and introduction to Copa's equipment. The parties will meet quarterly to determine the incorporation of Service Bulletins and the economic impact thereof.

            3.4.9.3 Notify Copa of any deviations from the configuration specification, provided by Copa pursuant to Paragraph 5.1.8, on equipment Delivered for Service and request disposition of same.

            3.4.9.4 Provide Engine test logs and Service Bulletin introduction status for each Engine Redelivered to Copa.

            3.4.9.5 Provide a findings report identifying any damage detected and repair(s) accomplished, including any photographs of same.

     3.4.10 Documentation. GE shall provide Copa with a records package in connection with Services performed on each Engine, at Redelivery and shall retain a copy of such records.

            3.4.10.1 Major Repair/Alteration Certification FAA No. 337 (or equivalent foreign agency equivalent) including AD compliance;

            3.4.10.2 FAA Form 8130-3 (or Approved Aviation Authority equivalent) for accessories;

            3.4.10.3    Cycle limited parts log;

            3.4.10.4    Serviceable tag for Serviceable equipment;

            3.4.10.5 Original records and related documentation furnished by Copa;

            3.4.10.6    Incoming inspection report;

            3.4.10.7    Off/On log; and,

            3.4.10.8    Service Bulletin status report.

            3.4.10.9    Findings Report.

     3.4.11 Spare Engines. **Material Redacted**:

            3.4.11.1 The parties have established a mutually agreeable Removal Schedule; and

            3.4.11.2 Customer has shipped Engines for MCPH Shop Visits within forty-eight (48) hours following removal from the aircraft unless prevented by any circumstance directed by GE; and

            3.4.11.3 Customer is in compliance with the requirements of Paragraphs 5.1.8 and 5.1.11 below; and

            3.4.11.4 Customer, concurrent with execution of this Agreement, has executed a General Equipment Lease Agreement ("GELA") with GE, or a GE affiliate for the benefit of and enforceable by GE, the terms of which shall govern the lease and operation of any Lease Engine(s) required to support this Agreement.

            3.4.11.5 Customer shall redeliver DDP (Incoterms 2000) the Lease Engine to GE at the Housekeeping facility or other mutually agreed location as soon as practicable but in no case later than ten (10) calendar days following Redelivery of an MCPH Engine provided that such Redelivery corrects the zero (0) spare Engine condition. Daily rental fees and hourly restoration charges shall be waived during such ten (10) day period. Customer shall commence paying the applicable daily rental fees and hourly restoration charges on the eleventh (11th) day following correction of the zero (0) spare engine condition. In addition, Customer shall continue to pay the applicable MCPH Rate for EFH incurred by the Lease Engine., plus LLP fees per flight cycle.

            3.4.11.6 In the event a Copa operated aircraft is in an AOG situation as a sole and direct result of GE's failure to provide spare engine in accordance with the provisions above, then GE shall be obligated to credit Copa an amount equal to 2.5 times the then current daily lease rates for such spare engine for each AOG, commencing in the first day of such AOG situation, for each day the AOG situation continues thru the 10th day of such AOG situation. Should the AOG situation continues past the 10th day of such AOG situation, senior executives of each party, so designated by each party, shall meet within 5 calendar days to negotiate an equitable solution.

            3.4.11.7 the foregoing shall constitute the sole remedy of Copa and the sole liability of GE for Spare Engine availability under this Agreement.

     3.4.12 Implement remote diagnostics services known as "Tier One" to identify and diagnose trend shifts in accordance with the following requirements ("Remote Diagnostics") as follows:

            3.4.12.1 Twenty-four (24) hours a day, seven (7) days a week ("24 X 7") automated processing of Engine performance and other data using Remote Diagnostics expanded tool set when received at the Designated Repair Station.

            3.4.12.2 Customer Notification Reports ("CNR"), for Engine condition monitoring trend shift observation, including engineering review, analysis, and recommendations based on trend shift observations and other available information. CNRs will be provided to Customer as required on a 24 X 7 basis.

            3.4.12.3    Monthly Performance Summary Report.

            3.4.12.4 GE shall review that portion of data and messages delivered to GE by Customer that are relative to GE's implementation of Remote Diagnostics.

            3.4.12.5 The parties understand that any information provided to Customer by GE for use in troubleshooting and managing operations is advisory only. GE is not responsible for Line Maintenance or other actions resulting from such advice. GE will use commercially reasonable efforts to identify and notify Customer of Engine and aircraft fault data. Customer is responsible to conclusively identify and resolve any aircraft or Engine faults or adverse trend

     3.4.13 If Copa's spare Engine availability reaches zero (0) as a sole and direct result of SV for Supplemental Work per Article 4, GE shall deliver a Lease Engine to Copa at Copa's expense as provided in the GELA agreement. If not possible to provide an engine, GE will endeavor, using its diligent commercial efforts, to locate and deliver a spare engine from other resources.

                           ARTICLE 4 SUPPLEMENTAL WORK

4.1 Supplemental Work At Shop Visits. Any and all Services not specifically included in the MCPH Program pursuant to Paragraph 3.4, above shall be performed by GE in accordance with the Supplemental Work pricing provisions of Exhibit A. Supplemental Work shall include, but not be limited to:

      4.1.1 Any shop visit not described in Paragraph 3.2.2 of this Agreement.

      4.1.2 Further, Services described in Paragraph 3.4 of this Agreement, shall be identified as Supplemental Work if it has been determined to GE's reasonable satisfaction, based on reasonable technical substantiation provided to Copa including, without limitation, engineering reports and metallurgical analysis, that such Engine or module requires Service for, or as a result of the following while the equipment was in Copa's care, custody, or control:

            4.1.2.1     An accident.

            4.1.2.2. FOD that is not covered under 3.2.2.5 above. GE will provide reasonable assistance, which may include independent metallurgical analysis as required, to Copa, in substantiation of FOD events in support of processing insurance claims for same.

            4.1.2.3 The incorporation, at Copa's request, of Service Bulletins other than those described in Paragraph 3.4.4 of this Agreement.

            4.1.2.4     Military action or terrorist activity.

            4.1.2.5     An act of God.

            4.1.2.6 Improper or negligent installation, operation or maintenance of Copa's equipment not in conformance with OEM manuals, unless performed by GE.

            4.1.2.7 Experimental test applied to the equipment, unless performed by GE.

            4.1.2.8 Use of non-conforming parts, components or modules, except those installed by GE.

            4.1.2.9 Repairs resulting from failure of a PMA part not installed by GE (for GE or CFMI Engine lines).

            4.1.2.10 Engine upgrade programs or conversion to another thrust rating.

            4.1.2.11    Operation beyond OEM removal guidelines.

            4.1.2.12 Service required to comply with or resulting from lease return conditions.

            4.1.2.13 Catastrophic Failure, unless due to defects in material or GE workmanship.

            4.1.2.14 Repair or replacement of buyer furnished equipment and LRU's not defined in Exhibit E.

            4.1.2.15    Replacement of scrapped LRU's or QEC items.

4.2 Work Accomplished at Copa's Facility. Copa shall be responsible for all repairs that may be accomplished without a MCPH Shop Visit, consistent with Copa's historical maintenance practices, except for Services that GE decides to perform on-wing that would otherwise be performed under the MCPH Program.

4.3 On-Wing Support. GE shall provide, at Copa's request, twenty-four (24) hour field service support for on-wing Services at rates specified in
      Schedule 3 of Exhibit A.

4.4 Additional/Changed Engine Removals. Should Copa elect to remove an Engine notwithstanding advice to the contrary from GE's onsite Service Representative (Reference Paragraph 3.2.2.4 above) such shop visit shall be deemed Supplemental Work, unless, during that shop visit, it is demonstrated that the removal meets the requirements to be considered a MCPH Shop Visit.

4.5 Pre-Existing Warranty. Copa agrees that any requested Engine repairs that are covered under a warranty from an entity other than GE shall be performed directly by that entity at no expense to GE or, at GE's option, such warranties shall be, for the duration of the term hereof, assigned to GE to the extent assignable. A list of such equipment under pre-existing warranties shall be developed by Copa and GE within thirty (30) calendar days of execution of this Agreement. Copa agrees to execute the warranty assignment letter, attached hereto as Exhibit D, as required by paragraph
      5.1.7 below.

4.6 Transportation Stands and Containers. Maintenance services, as required, for Copa's Engine transportation stands and containers while at GE's facility in connection with Supplemental Work shall be charged as Supplemental Work.

4.7   **Material Redacted**

4.8   **Material Redacted**

                          ARTICLE 5 - COPA OBLIGATIONS

5.1   During the term of this Agreement, Copa shall:

      5.1.1 Provide to GE's authorized personnel immediate, reasonable, access to the Engines when such Engines are in Copa's possession, as well as to all operating and maintenance records related to the Engines which are maintained by Copa, in a manner which does not cause undue interruption to Copa's operations.

      5.1.2 Make every reasonable effort to provide incoming transportation information in writing to GE (A) within forty-eight (48) hours prior to the availability of an Engine for Delivery, (B) within twenty-four (24) hours following commencement of an unscheduled removal, when either occurs within or outside the forty-eight (48) contiguous United States.

      5.1.3 Designate in writing one (1) or more of its employees as a representative during the term of this Agreement. Such representative(s) shall be Copa's point of contact for matters hereunder.

      5.1.4 Develop with GE, on a monthly basis, an RS of Engines forecast for Delivery to GE for Service hereunder. The RS shall identify by serial number the Engine(s) to be Delivered during the following six
            (6) month period and the anticipated reason for removal of each. However, actual removals shall occur as specified in the Procedures Manual.

      5.1.5 Provide all line maintenance and line station support.

      5.1.6 Copa shall use commercially reasonable efforts to troubleshoot in accordance with the Engine's OEM or aircraft maintenance manuals, as applicable. Copa shall, with GE's concurrence, to the extent that it is practicable to obtain GE's concurrence, determine prior to removal from the aircraft

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

            whether any Engine requires off-wing repairs considering the impact the off-wing maintenance may have on Copa flight operations.

      5.1.7 Execute the Warranty Assignment Letter, attached hereto as Exhibit D stating that Copa agrees to assign to GE the benefits of all off-wing maintenance related guarantees (but, excluding the CFMI Shop Visit Rate Guarantee), warranties or other remedies (including campaign service bulletin benefits) Copa is entitled to assign, and which directly relate to Services covered by MCPH charges. If these guarantees, warranties or other remedies cannot be assigned, Copa will raise claims under said non-assigned guarantees, warranties or other remedies. Copa agrees to support GE in the enforcement of any assigned rights as described in this Paragraph 5.1.7. It is agreed that any remaining benefits of such warranties and guarantees shall be re-assigned to Copa by GE upon expiration or termination of this Agreement.

      5.1.8 No later than the time of Delivery of the equipment, provide GE all information and records necessary for GE to establish the nature and extent of the Services required to be performed on the equipment and to perform such Services. Such information and records include, but are not limited to:

            5.1.8.1 The cause of Engine removal (reason for this shop visit);

            5.1.8.2 Applicable information as typically received in Engine log books detailing work performed at last shop visit, any reported defects or incidents during operation since last shop visit, with description of action taken, and significant operational characteristics experienced during last flight prior to shop visit;

            5.1.8.3     SB and AD status/requirements;

            5.1.8.4 Total engine operating time since new ("TSN") for each Engine;

            5.1.8.5 Time since last shop visit ("TSLV") for each Engine, module, component and accessory;

            5.1.8.6     Flight cycles since new ("CSN");

            5.1.8.7     Flight cycles since last visit ("CSLV");

            5.1.8.8 Record of change of parts during operating period prior to this shop visit (these records are limited to the previous ninety (90) days);

            5.1.8.9 TSN, CSN, TSLV, CSLV time since overhaul ("TSO") and cycles since overhaul ("CSO") for each thrust rating utilized on all LLP;

            5.1.8.10 Back to birth history certificate indicating history from zero TSN/CSN on all LLPs;

            5.1.8.11 Copa inventory of equipment "as shipped", including (when applicable) a description of the external Engine configuration;

            5.1.8.12    Engine oil used (for Engines);

            5.1.8.13    Historical log (for parts and accessories);

            5.1.8.14    Module log cards (if applicable); and

            5.1.8.15 Engine on-wing performance trend data generated utilizing trend monitoring programs such as ADEPT or SAGE (if available). Copa's failure to furnish necessary information and records shall result in an excusable delay in induction of the Engine for Service, and GE's obligation to provide a lease Engine, as specified in Paragraph 3.4.12, shall be suspended on a day for day basis for that shop visit delay, and may necessitate premature LLP replacement as described in Paragraph 7.2.2, below, at Copa's expense. However, prior to replacing such LLP, and if data remains unavailable for three (3) calendar days, GE will first advise Copa that certain records are missing and allow Copa five (5) working days to acknowledge and forward such records to GE.

            5.1.8.16 Non-OEM approved parts or repairs installed by other than GE in such Engine.

            5.1.8.17 Standard Form ATA-106 (non-incident statement) or equivalent for the Engine since its last certification as airworthy.

      5.1.9 Provide to GE an external equipment configuration specification for any Engine to be Delivered for Service.

     5.1.10 Ensure that adequate non-exclusive workspace, parking, and local telephone and facsimile access are available for the GE technical representative assigned to the Copa facility, as applicable. Costs incurred by such GE technical representative, including without limitation, long distance telephone charges, fax, or computer charges, shall be the responsibility of GE.

     5.1.11 Provide a minimum quantity of spare Engines, as required in Exhibit B, for the term of the Agreement.

     5.1.12 Provide automated transfer of Engine trend and maintenance data from in-flight data acquisition systems and/or ground based computer systems via electronic medium.

     5.1.13 **Material Redacted**

        ARTICLE 6 - DELIVERY, REDELIVERY, AND GOVERNMENTAL AUTHORIZATION

6.1 DELIVERY. ALL ENGINES FROM COPA'S FLEET, AS SPECIFIED IN EXHIBIT B, TO BE SERVICED SHALL BE DELIVERED BY COPA TO GE. SUCH ENGINES SHALL BE READY FOR SHIPMENT WITHIN FORTY-EIGHT (48) HOURS, FROM LOCATIONS WITHIN THE FORTY-EIGHT (48) CONTIGUOUS UNITED STATES, AND WITHIN ONE HUNDRED TWENTY
      (120) HOURS FROM LOCATIONS OUTSIDE OF THE FORTY-EIGHT (48) CONTIGUOUS UNITED STATES, FOLLOWING REMOVAL FROM THE AIRCRAFT. HOWEVER, GE SHALL HAVE THE OPTION TO PERFORM REPAIRS WITH A FIELD TEAM AT LOCATIONS OTHER THAN ITS FACILITIES.

6.2 Redelivery. After completion of Services, GE shall Redeliver the Engine to Copa. In the event Redelivery of the Engine cannot occur due to any cause referred to in Article 12, "Excusable Delay" below, or at Copa request, GE may place such Engine into storage (which may be at a Repair Station). In such event, GE shall notify Copa of such storage, GE's Redelivery obligations shall be deemed fulfilled, except that GE shall retain all risk of loss or damage to the Engine until they are in Copa's care, custody and control, and any amounts payable to GE upon Redelivery shall be payable Upon presentation of GE's invoice. Such Engines in storage shall be considered available spare Engines for purposes of Paragraph
      5.1.11 above. Upon payment of all amounts due hereunder, GE shall assist and cooperate with Copa in the removal of Engines placed in storage.

6.3 Governmental Authorization. Copa shall be the importer and/or exporter of record outside of the U.S. and shall be responsible for timely obtaining any import license, export license, exchange permit, or other required governmental authorization relating to the Engines. GE shall be importer and/or exporter of record in the U.S. GE will not be liable if any authorization is not renewed or is delayed, denied, revoked, or restricted, and Copa shall not thereby be relieved of its obligation to pay for Services performed by GE. All items and equipment delivered hereunder shall at all times be subject to the U.S. Export Administration Regulations and/or International Traffic in Arms Regulations of the U.S.A. and any amendments thereto. Copa agrees not to dispose of U.S. origin items provided by GE other than in and to the country of ultimate destination specified in Copa's purchase order and/or approved government license or authorization, except as said laws and regulations may permit.

                    ARTICLE 7 - PARTS REPLACEMENT PROCEDURES

7.1 Missing or Damaged Parts. GE shall, within one hundred twenty (120) hours of Delivery, notify Copa in writing, or by alternate mutually agreed electronic communication, of any components or LRUs damaged or missing from an Engine when received at the Designated Repair Station. GE shall replace such missing or damaged items at Copa's expense unless Copa notifies GE in writing within two (2) business days of receiving GE's notice that Copa wishes to furnish such missing or damaged items within a period of time specified by GE. If such damage or loss occurred after Delivery, GE shall be responsible for repairing or replacing such item.

7.2 Parts Replacement. GE shall determine which parts are required to accomplish the Services associated with a MCPH Shop Visit and shall provide all parts and materials required to accomplish the Services.

      7.2.1 Rotable Parts. GE may issue compatible parts from GE's Rotable Parts inventory to replace Copa's parts requiring repair. Copa agrees to accept compatible Rotable Parts that are updated to the then-current Service Bulletin baseline used by the majority of GE's customers. Repairable parts removed from the Engine and replaced by GE's Rotable Parts inventory will be repaired by GE or a third party, at GE's option. Any Rotable Part which replaces a Copa part shall meet or exceed the modification standard of the Copa part.

      7.2.2 Life Limited Parts. LLP received by GE without the necessary records required in Paragraph 5.1.8 above that relate to LLP, shall be replaced by GE at Copa's expense as stated therein, following the time period allowed for Copa to provide such records, as stated herein.

7.3 Title to Parts. GE furnished parts and material incorporated into an Engine shall be deemed to have been sold to Copa and title to such GE furnished parts and material shall pass to Copa upon incorporation into such Engine. Risk of loss or damage to such parts and material shall pass to Copa upon Redelivery of the Engine. Title to any parts removed from the Engine, which are replaced by other parts, shall pass to GE upon incorporation into the Engine of the replacement part, unless such removed parts are scrapped.

7.4 Title to Scrapped Parts. Title to Scrapped Parts shall pass to GE upon review and disposition by Copa, only to the extent required to comply with FAA requirements. Title to Scrapped Parts as result of a Supplemental Shop Visit shall pass to GE only upon confirmation of scrap status by Copa.

7.5 Scrapped Parts. GE shall, at its sole expense and without any further adjustment to Copa, dispose of all Scrapped Parts, except for Supplemental Work Scrap Parts which shall be subject to Copa's disposition instructions (delays in such disposition instruction shall not prevent GE from continuing performance on the Engine, including replacement of the Scrapped Part). Copa shall prior to the end of each calendar quarter elect, at its option, either to witness destruction of Scrapped Parts or receive a certificate of destruction, in a format to be set forth in the Procedures Manual, during the subsequent quarter.

             ARTICLE 8 - REPAIR STATIONS AND SUBCONTRACTED SERVICES

8.1 GE Repair Stations. GE may have any of the Services within the scope of this Agreement performed at any facility of GE or any GE affiliated repair station, with prior Copa written approval, such approval not to be unreasonably withheld, delayed or denied.

8.2 Subcontracted Services. GE may subcontract any portion of the Services to be performed on the Engines. Any subcontracted Services shall be performed in accordance with the requirements of this Agreement. Copa shall, at its sole expense, have the right to review GE's audit report(s) for such subcontractor(s). Subcontracting of any Services hereunder shall not relieve GE of its performance obligations set forth in this Agreement.

                               ARTICLE 9 - PRICING

In consideration of Services provided under this Agreement, Copa agrees to pay GE for labor, material, subcontractor Services, testing, and all other services furnished hereunder in accordance with the prices set forth in Exhibit A. All prices are stated in 2003 United States Dollars, and are subject to adjustment as described in Exhibit A.

                        ARTICLE 10 -INVOICES AND PAYMENT

10.1 MCPH Payments. Copa shall remit to GE, on the fifteenth (15th) day of each month of performance under this Agreement, an amount equal to the actual EFH incurred by all of the Engines for that preceding month multiplied by the applicable adjusted and escalated MCPH Rate.

10.2  Supplemental Work Payments.

      10.2.1 Supplemental Work invoices shall be net of any warranty applicable to the equipment which GE receives.

      10.2.2 Application of Payments

             Payments by Copa for Supplemental Work shall be applied to the oldest outstanding invoices, less any disputed amounts, in order of succession.

      10.2.3 Invoice(s)

             10.2.3.1 Interim Invoices. GE shall issue an interim invoice at terms of net thirty (30) days, following incoming inspection of Engines into GE's Designated Repair Station, for GE's cost estimate for that shop visit.

             10.2.3.2 Final Invoice. GE shall issue a final invoice for Services as soon as practicable, not later than 6 months following Redelivery of the Engine. The final invoice shall reflect the total charges owed by Copa and credits due Copa and shall reflect any additional charges and/or credits to the interim invoice(s) incurred, based on actual charges to complete the Services. Such invoice shall be reconciled with any interim invoice(s).

             10.2.3.3 Payment Terms. Copa shall pay, in full, the unpaid balance of any final invoice for Services within thirty
                        (30) days after Redelivery of the Engine. If any payment date falls on a day that is not a business day, the payment that is otherwise due shall instead be due the next business day. Subject to GE's then current credit and collection status for Copa, or in the event Copa's account becomes delinquent, GE reserves the right to require different terms of payment or other commercially acceptable assurances of payment until such delinquency has been cured.

             10.2.3.4   All Invoices shall include the following information:

                        -     Cover sheet to include general transaction data.

                        -     Labor summary.

                        - Material listing by source. (Includes PN, IIN, Noun, reason for replacement, price, quantity and total price.)

                        - Subcontractor charges, including supporting documentation.

                        -     Any other applicable charges.

      10.2.4 Invoice Dispute Resolution Process

             In the event Copa has a legitimate, substantiated reason(s) to believe that an error(s) has been made in a GE invoice for Supplemental Work, the following resolution process shall apply:

             10.2.4.1 Copa shall provide written notice to GE which states both the amount and nature of the alleged error(s) within thirty (30) working days of the applicable invoice date;

             10.2.4.2 Copa shall deduct the amount(s) being disputed from the invoice total, without penalty, pending an investigation by GE of the alleged error(s); however, Copa shall pay all non-disputed charges in accordance with Paragraph 10.2.1, above;

             10.2.4.3 GE shall conduct an investigation of the disputed amount(s) and notify Copa of the findings of such investigation within ten (10) working days of receipt of notification. Upon mutual agreement of such resolution, Copa shall pay any and all amounts still owed to GE or GE shall credit Copa, as applicable and as promptly as possible, but in no event later than thirty (30) days following such resolution.

      10.2.5 All MCPH charges paid by Copa for an ineligible Engine, to the point such Engine qualifies under the MCPH Program's eligibility requirements in 3.1.3 above, shall be credited up to the Supplemental Work charges for the Qualifying Shop Visit.

      10.2.6 In the event that Copa requires a Supplemental Work shop visit which includes a Full Performance Restoration Workscope, GE shall invoice all of the Services performed during that shop visit as Supplemental Work and credit Copa's Supplemental Work invoice for ninety percent (90%) of Copa's MCPH payments actually paid to GE for EFH incurred by the applicable Engine since its last shop visit or since new, whichever occurred last.

10.3 Late Payment. Should Copa fail to make payment for non-disputed charges within the specified time, then it is agreed that GE may charge interest for late payment at a rate equal to the then current one (1) year London InterBank Offered Rate ("LIBOR") for U.S. Dollar deposits, as published in the Wall Street Journal, plus two hundred (200) basis points, compounded daily on any unpaid balance commencing on the next calendar day after the payment due date until such time as the payment plus the late payment charges are received by GE. Payments by Copa shall be applied to the oldest outstanding amounts owing to GE in order of succession. GE's obligation to provide a lease Engine as specified in Paragraph 3.4.11 will be suspended during any period Copa fails to make payment within the specified time, except for amounts disputed pursuant to 10.2.4.

10.4 Payment Instruction. All payments under this Agreement shall be made in United States Dollars, immediately available for use, without any right of set-off or deduction, except as permitted by this Agreement, via wire transfer by Copa to the bank account and address designated below:

                            GE Engine Services, Inc.
                             Account No. 1010933861
                                 ABA # 043000096
                            Pittsburgh National Bank
                               Pittsburgh PA 15265

10.5 Mechanic's Lien/Security Interest. To the extent permissible under any applicable Lease of Copa aircraft and Copa's rights under applicable law in the respective Engine operated by Copa, Copa shall properly execute and deliver all documentation as reasonably requested by GE to effect GE's rights to a mechanic's, material man's, FAA or other statutory or common law lien under applicable state, federal or foreign laws.

       ARTICLE 11 - LIMITATION OF LIABILITY, INDEMNIFICATION AND INSURANCE

11.1 Total Liability. The total liability of GE or Copa for any and all claims, whether in contract, warranty, tort (including negligence but excluding willful misconduct or gross negligence), product liability, patent infringement, or otherwise for any damages arising out of, connected with, or resulting from the performance or non-performance of any Service or Services provided hereunder or from the manufacture, sale, Redelivery, resale, repair, overhaul, replacement or use of any Engine shall not exceed the then current fair market value of that certain Engine which gives rise to the claim, on a per occurrence basis.

11.2 Damages. Except for indemnification obligations for third party claims under Paragraph 11.3 or as otherwise provided herein, in no event, whether as a result of breach of contract, warranty, tort (including negligence but excluding willful misconduct or recklessness), product liability, patent infringement, or otherwise, shall GE be liable for any special, consequential, incidental, resultant (except resultant physical damage to any Engine), indirect, punitive or exemplary damages (including, without limitation, loss of use, loss of profit or loss of revenue in connection with the Engine).

11.3 GE and Copa shall each release the other party from, and shall indemnify, defend and hold the other party harmless from and against any and all claims, liabilities and losses whatsoever of any nature or kind on account of or by any reason of injury to or death of any employee or representative of that other party or any third party or damage to or loss of property, including infringement of intellectual property rights, of that other party or any third party, arising out of, in connection with or resulting from performance hereunder or operation of the Aircraft on which an Engine is installed, whether in contract, warranty, tort, product liability, patent infringement or otherwise, except to the extent such injury, death or damage arose directly out of the gross negligence or willful misconduct of an indemnified party.

11.4 Definition. For the purpose of this Article 11, the term "GE" or "Copa" is deemed to include such party and its affiliated companies, the subcontractors and suppliers of any Services furnished hereunder, and the directors, officers, employees, servants, and representatives of each.

11.5 Insurance. GE shall maintain, at its own cost and expense, during the term of this Agreement, policies of insurance of the types and in the amounts not less than those stipulated in the terms of this Agreement:

      11.5.1 Comprehensive General Liability with combined single limits not less than $2,500,000.00 per occurrence.

      11.5.2 Aircraft Products and Completed Operations liability, for bodily injury and property damage with limits of not less than $500,000,000.00 combined single limit per occurrence and in the aggregate where applicable.

      11.5.3 Workers' Compensation to statutory limits and Employer's Liability with limits of not less than $1,000,000.00 per occurrence and including occupational disease coverage.

      11.5.4 GE shall cause the aforesaid liability insurance policies to be duly and properly endorsed by GE's insurance underwriters to:

             11.5.4.1 Contain a standard cross liability/severability of interest clause.

             11.5.4.2 Provide that said insurance shall be primary in all instances with respect to Copa's insurance which shall be secondary or excess at all times.

             11.5.4.3 Provide blanket contractual liability coverage for the liability, indemnity and hold harmless obligations assumed under the terms of this Agreement.

             11.5.4.4   Provide a waiver of subrogation rights in favor of Copa.

             11.5.4.5 Provide thirty (30) days prior written notice of cancellation or adverse material change in coverage.

             11.5.4.6   Provide that Copa is endorsed as an additional insured.

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

      11.5.5 Within ten (10) days after the execution of this Agreement, GE shall supply Copa with certificates of insurance evidencing the coverages and endorsements referenced above with Copa listed as an additional insured.

                          ARTICLE 12 - EXCUSABLE DELAY

12.1 Excusable Delays. GE and Copa shall be excused from, and shall not be liable for, any delays in its performance or failure to perform hereunder, and shall not be deemed to be in default for any delay in or failure of performance hereunder due to causes beyond its reasonable control. Such causes shall be conclusively deemed to include, but not be limited to, acts of God, acts (or failure to act) of the other party, acts (or failure to act) of civil or military authority, government priorities, fires, strikes, labor disputes, work stoppage, floods and other natural catastrophe(s), epidemics, war (declared or undeclared), riot, or delays in transportation. In the event of any such delay, the time of performance shall be extended for a period equal to the time lost by reason of the delay.

12.2 Continuing Obligations. Paragraph 12.1 shall not, however, relieve either party from using its best commercial efforts to avoid or remove such causes of delay and continue performance with reasonable dispatch when such causes are removed. If, within fourteen (14) calendar days of the event causing the excusable delay, GE has not provided Copa evidence of GE's ability to continue providing Services under the Agreement or providing such Services through a third party, Copa shall have the right to have any of the Services performed by a mutually agreeable third party. In such event, GE shall, with respect to any Engine sent to a third party, reimburse Copa the MCPH Rates paid since the last MCPH Shop Visit.

12.3 Extended Delay - Termination. If delay resulting from any of the foregoing causes extends for more than six (6) months and the parties have not agreed upon a revised basis for continuing the Services, including any adjustment of the price, then either party, upon thirty (30) calendar days written notice to the other, may terminate the performance of Services with respect to any Engine for which Services were delayed, whereupon Copa shall pay GE amounts due upon receipt of GE's invoice(s).

                              ARTICLE 13 - NOTICES

13.1 Acknowledgment. All notices required or permitted under this Agreement shall be in writing and shall be delivered personally, or sent via first class mail, return receipt requested, facsimile, courier service, or express mail, addressed as follows or such other address as either party may designate in writing to the other party from time to time:

      GE:                                COPA:
      GE Engine Services, Inc.           Compania Panamena De Aviacion, S.A
      1 Neumann Way                      Tocumen Int'l Airport
      M/D F-103                          P.O. Box 1572
      Cincinnati, OH 45215-6301          Panama 1, Panama
      Attn: President & CEO              Attn: VP Purchasing & Material Services
      Copy to: GE Engine Services, Inc   Tel.: (507) 238-4449
               1 Neumann Way             Fax: (507) 238-4810
               M/D F-120
               Cincinnati, OH 45215-6301 Copy to: Chief Financial Officer

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

      Attn: Manager, Fleet Management Operation

13.2 Effect of Notices. Notices shall be effective and shall be deemed to have been given when received by the recipient (A) if sent by courier, express mail, or delivered personally, upon delivery; (B) if sent by facsimile, upon receipt; and (C) in the case of a letter sent prepaid first class mail, on the fifth (5th) day after posting (or on actual receipt, if earlier).

                      ARTICLE 14 - TAXES AND OTHER CHARGES

14.1 Taxes, Duties or Charges. In addition to the price for the Services, Copa shall pay to GE, upon demand, any taxes (including without limitation, sales, use, ad valorem, excise, turnover or value added taxes), duties, fees, charges, imposts, tariffs, or assessments of any nature (but excluding income taxes) ("Taxes"), assessed or levied in connection with GE's performance under this Agreement.

14.2 Right To Protest/Refund. If claim is made against GE for any such Taxes, GE shall immediately notify Copa and, if requested by Copa, GE shall not pay except under protest, and if payment be made, GE shall use all reasonable efforts to obtain a refund thereof. If all or any part of any such Taxes be refunded, GE shall repay to Copa such part thereof as Copa shall have paid. Copa shall pay to GE, upon demand, all expenses (including penalties, interest and attorney's fees) incurred by GE in protesting payment and in endeavoring to obtain such refund at Copa's request.

                  ARTICLE 15 - DISPUTE RESOLUTION, ARBITRATION

15.1 Resolution by Senior Management. If a dispute arises relating to this Agreement and related damages, if any, (the "Dispute") either party shall give written notice to the other party requesting that senior management attempt to resolve the Dispute. Within fifteen (15) days after receipt of such notice, the receiving party shall submit a written response. The notice and the response shall include a statement of the applicable party's position and a summary of reasons supporting that position. The parties shall cause senior management to meet within thirty (30) days after delivery of the notice, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to use commercially reasonable efforts to resolve the Dispute.

15.2 Arbitration. If the parties' senior management do not resolve the Dispute by means of the process described above within one hundred twenty (120) calendar days after delivery of the disputing party's notice, then either party may request that the Dispute be settled and finally determined by binding arbitration in New York, New York, USA, or any other location the parties may agree, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (then in effect) ("AAA").

15.3 Arbitration Procedure. The arbitration will be conducted by a single arbitrator chosen by agreement of the parties. In the event that they are unable to reach agreement within thirty (30) calendar days of the demand for arbitration, the parties may request the AAA to appoint the neutral arbitrator. The arbitrator may hold pre-hearing conferences or adopt other procedures. The Agreement shall be interpreted and applied in accordance with the substantive laws of the State of New York, without giving effect to its conflict of law provisions, rules or procedures (except to the extent that the validity, perfection, or creation of any lien or security interest hereunder and the exercise of rights or remedies with respect of such lien or security interest for a particular item of equipment are governed by the laws of a jurisdiction other than New York).

      Reasonable examination of opposing witnesses in oral hearing will be permitted. Each party will bear its own cost of presenting or defending its position in the arbitration. The award of the arbitrator shall be final, binding and non-appealable and judgment may be entered thereon in any court having jurisdiction

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      thereof. If a party is found to be in default hereunder, the non-defaulting party's reasonably incurred costs associated with the arbitration, including reasonable attorneys' fees, shall be paid by the defaulting party.

15.4  **Material Redacted**

15.5  Exception. Either party may at any time, without inconsistency with this
      Article 15, seek from a court of competent jurisdiction any equitable, interim, or provisional relief to avoid irreparable harm or injury. This
      Article 15 shall not be construed to modify or displace the ability of the parties to effectuate any termination contemplated in Article 16 below.

                            ARTICLE 16 - TERMINATION

16.1 Failure to Pay/Insolvency. Either party may, at its option, immediately cancel all or any portion of this Agreement if the other party: (A) fails to make any of the required payments or credits when due, unless cured within ten (10) calendar days of such payment due date; (B) makes any agreement with creditors due to its inability to make timely payments of its debts; (C) enters into bankruptcy or liquidation whether involuntary or voluntary (provided, in the event of an involuntary proceeding, the same shall not have been dismissed within 60 days); (D) becomes insolvent; or (E) becomes subject to the appointment of a receiver of the whole or material part of its assets. If such cancellation should occur, Copa shall not be relieved of its payment obligation for Services rendered hereunder prior to such cancellation.

16.2 Material Provisions. Without limiting the provisions of Paragraph 16.1 above and excluding any other remedies provided elsewhere in this Agreement, either party may cancel this Agreement upon sixty (60) calendar days written notice to the other for failure to comply with any material provision of this Agreement, unless the failure shall have been cured or the party in breach has substantially effected all acts required to cure the failure prior to such ninety (690) calendar days.

16.3 Work in Process. Upon the expiration or cancellation of this Agreement, GE shall complete all work in process in a diligent manner under the terms of this Agreement provided that Copa has deposited sufficient monies with GE to pay the estimated charges for all such work, in accordance with the prices set forth in Exhibit A.

16.4 GE shall, upon receipt of Copa's written request, promptly deliver all Copa's Engines, parts and related documentation to Copa.

16.5 Reconciliation of MCPH Payments. In the event this Agreement is terminated, GE will calculate reconciliation for each Engine covered by this Agreement as set forth in Paragraph 1.3.1.2 of Exhibit A to this Agreement. Based on this calculation and at its option, GE shall invoice Copa an amount to be paid by Copa within thirty (30) days of the date of invoice.

16.6  **Material Redacted**

16.7 Survival. Termination of this Agreement shall not terminate the rights and obligations of the parties accruing prior to such termination. The provisions of Articles 11, 17 and 18 shall survive termination of this Agreement.

                 ARTICLE 17 - NONDISCLOSURE OF PROPRIETARY DATA

17.1 Non-Disclosure. The existence of this Agreement and its general purpose may be stated to others by either of the parties without approval from the other, except, that the terms of this Agreement and any knowledge or information which either party may disclose to the other party with respect to pricing,

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      design, manufacture, sale, use, repair, overhaul or Service of Engines, shall be deemed to be proprietary information, and shall be held in confidence by the receiving party. Such information shall not be reproduced, used or disclosed to others by receiving party without the disclosing party's prior written consent, except to the extent required by government agencies and courts for official purposes. Disclosure to such government agencies and courts shall be made only (A) upon thirty (30) calendar days advance written notice by the receiving party to the other party of such disclosure, so as to provide that other party the ability to obtain appropriate protective orders, and (B) with a suitable restrictive legend limiting further disclosure.

17.2 Exceptions. The preceding Paragraph 17.1 shall not apply to information which (A) is or becomes part of the general public knowledge or literature otherwise than as a result of breach of the receiving party's obligations hereunder, or (B) was, as shown by written records, known to the receiving party prior to receipt from other party, or (C) is disclosed without restriction to the receiving party by a third party having the right to do so.

17.3 Trademarks. Nothing contained in this Agreement shall convey to either party the right to use the trademarks of the other, or convey or grant to either Party any license under any patent owned or controlled by the other party.

                              ARTICLE 18 - WARRANTY

18.1  **Material Redacted**

18.2  **Material Redacted**

18.3  **Material Redacted**

18.4  **Material Redacted**

18.5  **Material Redacted**

18.6  **Material Redacted**

18.7  **Material Redacted**

                         ARTICLE 19 - GENERAL PROVISIONS

19.1 Assignment. The assignment of all or any portion of this Agreement or any purchase order or any right or obligation hereunder, by either party, without the prior written consent of the other party, shall be void; except that Copa's consent shall not be required for the substitution of an affiliated company of GE in place of GE as the contracting party and/or the recipient of payments pertaining to all or any portion of this Agreement or any purchase order in connection with this Agreement. In the event of any such substitution, Copa shall be so advised in writing.

19.2 Governing Law, Waiver of Immunity. The Agreement shall be interpreted and applied in accordance with the substantive laws of the State of New York, without giving effect to its conflicts or choice of law provisions, rules or procedures. To the extent that Copa or any of its property becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit, or proceeding of any nature, Copa hereby irrevocably waives the application of such immunity and particularly, the U.S. Foreign Sovereign Immunities Act, 28 U.S.C. 1602, et. seq. insofar as such immunity relates to Copa's rights

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      and obligations in connection with this Agreement.

19.3 Savings Clause. If any portion of this Agreement shall be determined to be a violation of or contrary to any controlling law, rule or regulation issued by a court of competent jurisdiction, then that portion shall be unenforceable and deleted from this Agreement. However, the balance of this Agreement shall remain in full force and effect.

19.4 Beneficiaries. Except as herein expressly provided to the contrary, the provisions of the document are for the benefit of the parties hereto and not for the benefit of any third party.

19.5 Controlling Language. The English language shall be used in the interpretation and performance of this Agreement. All correspondence and documentation arising out of or connected with this Agreement and any related purchase order(s), including but not limited to Engine records and Engine logs shall be in the English language.

19.6 Non-Waiver of Rights and Remedies. Any failure or delay in the exercise of rights or remedies hereunder shall not operate to waive or impair such rights or remedies. Any waiver given shall not be construed to require future or further waivers.

19.7 Titles/Subtitles. The titles and subtitles given to the sections of the Agreement are for convenience only and shall not in any manner be deemed to limit or restrict the context of the article or section to which they relate. The words "herein", "hereof", "hereunder", "herewith", and similar terms are not to be deemed restrictive and refer to the entire Agreement, including all Exhibits.

19.8 Currency Judgment. This is an international transaction in which the specification of United States Dollars is of the essence. No payments required to be made under this Agreement shall be discharged by payments in any currency other than United States Dollars, whether pursuant to a judgment, arbitration award, or otherwise.

19.9 No Agency Fees. Copa represents and warrants that no officer, employee, representative, or agent of Copa has been or will be paid a fee or otherwise has received or will receive any personal compensation or consideration by or from GE in connection with the obtaining, arranging or negotiation of this Agreement or other documents entered into or executed in connection herewith. GE represents that, unless otherwise disclosed in writing prior to the execution of this Agreement and approved by Copa's duly authorized representative, GE has not and will not enter into any agreement with any third party for the purpose of facilitating, assisting, or coordinating, in any way, shape or form, any aspect of this Agreement (except in the case of attorneys or other counselors whose function is to review and advise GE on the terms of this Agreement), including but not limited to the initial meetings which led to the negotiation of this Agreement.

19.10 On-Site Representative. Subject to the following conditions, GE agrees to ensure that adequate non-exclusive workspace, parking, and local telephone and facsimile access are available for Copa's on-site representative assigned to the Designated Repair Station. Costs incurred by such on-site representative, including without limitation, long distance telephone charges, fax, or computer charges, shall be the responsibility of Copa, and if charged to GE in the first instance, shall be invoiced to Copa.

19.11 No Agency. Nothing in this Agreement shall be interpreted or construed to create a partnership, agency, or joint venture between GE and Copa.

19.12 Entire Agreement. This Agreement, together with Exhibits A through E, contains and constitutes the entire understanding and agreement between the Parties hereto respecting the subject matter hereof, and supersedes and cancels all previous negotiations, agreements, commitments, and writings in connection herewith. This Agreement may not be released, discharged, abandoned, supplemented, changed, or modified in any manner, orally or otherwise, except by a writing of concurrent or subsequent date signed

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      and delivered by a duly authorized officer or representative of each of the parties hereto making specific reference to this Agreement and the provisions hereof being released, discharged, abandoned, supplemented, changed, or modified.

19.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which counterparts shall be treated as the same binding agreement, which shall be effective as of the date set forth on the first page hereof, upon execution and delivery by each party hereto to the other party of one or more such counterparts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officer or representatives who represent to each other and both parties that each is employed in the capacity indicated below and has the unequivocal authority to execute and deliver this Agreement, which shall be effective as of the date first above written.

GE ENGINE SERVICES, INC.                  COMPANIA PANAMENA DE AVIACION, S.A

BY: /s/ Gilberto Peralta                  BY:  /s/ Pedro Heilbron
    --------------------------------           ---------------------------------

PRINTED NAME: Gilberto Peralta            PRINTED NAME: Pedro Heilbron

TITLE: GM, Sales, Latin America           TITLE: CEO

DATE: 3/6/03                              DATE: 3/6/03

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                                    EXHIBIT A

                              **Material Redacted**

                                   **5 pages**

                                   SCHEDULE 1
                                       TO
                                    EXHIBIT A

                              **Material Redacted**

                                   **2 pages**

                                   SCHEDULE 2
                                       TO
                                    EXHIBIT A

                              **Material Redacted**

                                   **2 pages**

                                   SCHEDULE 3
                                       TO
                                    EXHIBIT A

                              **Material Redacted**

                                    EXHIBIT B

                              **Material Redacted**

                                    EXHIBIT C

                              **Material Redacted**

                                   **2 pages**

                                    EXHIBIT D

                              **Material Redacted**

                                    EXHIBIT E

                              **Material Redacted**

                                       32